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                     May 8, 2023

       David Flitman
       Chief Executive Officer
       US Foods Holding Corp.
       9399 W. Higgins Road, Suite 100
       Rosemont, IL 60018

                                                        Re: US Foods Holding
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 17,
2023
                                                            File No. 001-37786

       Dear David Flitman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services